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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Pillowtex Corporation:

We consent to the incorporation by reference in the registration statements (number 33-81478) on Form S-8 of Pillowtex Corporation of our report dated June 21, 2002, relating to the statements of net assets available for benefits of Pillowtex Corporation 401(k) Plan for Salaried Employees as of December 31, 2001 and 2000, the statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Pillowtex Corporation 401(k) Plan for Salaried Employees.

/s/  KPMG LLP

Charlotte, North Carolina
June 26, 2002